Exhibit 3.1

Certificate of Amendment

(PURSUANT TO NRS 78.385 and 78.390)

Certificate of Amendment to Articles of Incorporation

For Nevada Public Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1. Name of corporation: Advanced Cell Technology, Inc.

2. The articles have been amended as follows (provide articles numbers, if available):

Article IV is amended and restated in its entirety and reads as follows:

“Article IV:

Capitalization.  The Corporation shall have the authority to issue 150,000,000 shares, divided into two classes: 100,000,000 shares of common stock with a par value of $0.001 per share and 50,000,000 shares of preferred stock with a par value of $0.001 per share, with the preferred stock having such rights and preferences as the Board of Directors shall determine. Fully paid stock of the Corporation shall not be liable for further call or assessment. The authorized shares shall be issued at the discretion of the Board of Directors of the Corporation.

The outstanding securities of the Corporation may be forward or reverse split by the Board of Directors and without stockholder approval, provided that such action will not adversely and materially affect the rights of the stockholders of the Corporation.”

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:                 *

4. Effective date of filing (optional):

5. Officer signature (required): /s/ William M. Caldwell, IV

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative cote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.